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                                                                    Exhibit 8.01


                 [LETTERHEAD OF SIDLEY & AUSTIN APPEARS HERE]

                               November 25, 1996

Merrill Lynch Investment Partners Inc.
General Partner of
  ML Principal Protection L.P.
Merrill Lynch World Headquarters
South Tower, 6th Floor
World Financial Center
New York, New York  10080-6106

             Re:  Registration Statement on Form S-1
                  ----------------------------------

Dear Sir or Madam:

             We refer to Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-7593), filed by ML Principal Protection L.P. (the "Partnership") and ML Principal Protection Trading L.P. (the "Trading Partnership") with the Securities and Exchange Commission under the Securities Act of 1933 (the "Securities Act") on or about November 26, 1996. Pursuant to Rule 429 under the Securities Act, the form of prospectus set forth in the Registration Statement (the "Prospectus") also relates to the Registration Statement on Form S-1 (Reg. No. 33-73914) declared effective on July 14, 1994.

             We have reviewed such data, documents, questions of law and fact and other matters as we have deemed pertinent for the purpose of this opinion. Based upon the foregoing, we hereby confirm our opinions expressed under the caption "Federal Income Tax Consequences" in the Prospectus that: (i) each of the Partnership and the Trading Partnership in which the Partnership will invest will be taxed as a partnership for federal income tax purposes (assuming that Merrill Lynch Investment Partners Inc. will, when the Partnership's Units of Limited Partnership Interest are sold to the public, have a capitalization no less than that indicated in the audited financial statements included in the Registration Statement and that Merrill Lynch Invest ment Partners Inc. makes a capital contribution to each of the Partnership and the Trading Partnership in at least the amount contemplated by the Prospectus); (ii) each Partner will be required to report on his tax return his allocable share of the Partnership's income, gains, losses,
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SIDLEY & AUSTIN                                                          CHICAGO

Merrill Lynch Investment Partners Inc.
November 25, 1996
Page 2


and deductions; (iii) based upon the contemplated trading activities of the Trading Partnership, the Trading Partnership should be treated as engaged in the conduct of a trade or business for federal income tax purposes, and, as a result, the ordinary and necessary business expenses incurred by the Trading Partnership in conducting its commodity futures trading business should not be subject to limitation under section 67 of the Internal Revenue Code of 1986, as amended (the "Code") or under section 68 of the Code; and (iv) based on the contemplated trading activities of the Trading Partnership and of the Fund, the income earned by the Fund will not constitute "unrelated business taxable income" under section 511 of the Code to employee benefit plans and other tax-exempt entities which purchase Units; provided that such Units purchased by such plans and entities are not "debt-financed" within the meaning of Section 514 of the Code.

             We also advise you that in our opinion the description set forth under the caption "Federal Income Tax Consequences" in the Prospectus correctly describes (subject to the uncertainties referred to therein) the material aspects of the federal income tax treatment to United States individual investors, as of the date hereof, of an investment in the Partnership.

             We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the inclusion in the Prospectus of our opinion set forth under the caption "Federal Income Tax Consequences."

                                 Very truly yours,

                                 SIDLEY & AUSTIN